Exhibit 99.6

NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, dealer, custodian bank, trustee, depositary or other nominee holder of subscription rights (the “Subscription Rights”) to purchase shares of common stock, par value $0.01 per share (the “Common Stock”), of The LGL Group, Inc. (the “Company”), pursuant to the rights offering described and provided for in the Company’s prospectus dated [    ], 2017 (the “Prospectus”), hereby certifies to the Company and Broadridge Corporate Issuer Solutions, Inc., as subscription and information agent for the Rights Offering, that

(1)	the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Subscription Rights to purchase the number of shares of Common Stock specified below pursuant to the Basic Subscription Right (as defined in the Prospectus) and, on behalf of beneficial owners of Subscription Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the Over-Subscription Right (as defined in the Prospectus), the number of shares specified below pursuant to the Over-Subscription Right, listing separately below each such exercised Basic Subscription Right and the corresponding Over-Subscription Right (without identifying any such beneficial owner), and

(2)	to the extent a beneficial owner has elected to subscribe for shares of Common Stock pursuant to an Over-Subscription Right, each such beneficial owner’s Basic Subscription Right has been exercised in full.

Number of Shares of Common Stock Owned on the Record Date	Number of Shares of Common Stock Subscribed for Pursuant to Basic Subscription Right	Number of Shares of Common Stock Subscribed for Pursuant to Over-Subscription Right

1.

2.

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5.

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8.

9.

Provide the following information if applicable:

Name of Nominee Holder	Depository Trust Company (“DTC”) Participant Number

By:
Name:	DTC Basic Subscription Confirmation Number(s)
Title:
Phone Number:
Fax Number:

Dated